Exhibit 4.2

EXACTTARGET, INC.

         AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

         November 8, 2006

THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, dated as of November 8, 2006, by and among EXACTTARGET, INC., a Delaware corporation (the "Corporation"), and the Stockholders identified on Annex I hereto.

PREAMBLE

        The Stockholders believe it to be in the best interest of the Corporation and the Stockholders to provide for the continued stability of the business and policies of the Corporation and its subsidiaries, as the same may exist from time to time, and, to that end, the parties hereto set forth this Agreement.

        The Company and certain of the Stockholders were parties to that certain Stockholders' Agreement, dated July 15, 2004 (the "Prior Agreement"), and the Stockholders purchasing Series D Preferred Stock desire to amend and restate the Prior Agreement to provide the Stockholders purchasing Series D Preferred Stock with the rights and privileges as set forth herein.

        ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which is are hereby acknowledged, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

        The following terms have the following meanings:

        "Acceptance Notice" shall have the meaning set forth in Section 3.3(a)(ii).

        "Affiliate" means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Approved Sale" shall have the meaning set forth in Section 3.6.

        "Board" means the Board of Directors of the Corporation.

        "Charter" means the Amended and Restated Certificate of Incorporation of the Corporation in effect as of the date hereof, as the same may be amended, modified or supplemented after the date hereof.

        "Common Stock" shall mean the Common Stock of the Corporation, $0.001 par value per share.

        "Common Stockholder Directors" shall have the meaning set forth in Section 2.1(b)(iii).

        "Co-Sale Notice" shall have the meaning set forth in Section 3.4(a)(i).

        "Co-Sale Offeree" shall have the meaning set forth in Section 3.4(a).

        "Co-Sale Offeror" shall have the meaning set forth in Section 3.4(a).

        "Director Indemnification Agreement" means the Director Indemnification Agreements between the Corporation and each of the directors of the Corporation, as may be amended, modified or supplemented from time to time.

        "Equity Securities" means all shares of capital stock of the Corporation, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

        "Excluded Stock" shall have the meaning set forth in the Charter.

        "First Offer" shall have the meaning set forth in Section 3.3(a)(i).

        "First Offer Number" shall have the meaning set forth in Section 3.5(b).

        "First Offeror" shall have the meaning set forth in Section 3.3(a).

        "First Offer Period" shall have the meaning set forth in Section 3.5(a).

        "Full Allotment" shall have the meaning set forth in Section 3.3(a)(ii).

        "Group" means:

        (a)   in the case of any Stockholder who is an individual, (i) such Stockholder, (ii) the spouse or lineal descendants of such Stockholder (or any guardian, trustee or custodian for the benefit of such Persons), (iii) all trusts for the benefit of such Stockholder, (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing and (v) all Affiliates of such Stockholder;

        (b)   in the case of any Stockholder that is a partnership, (i) such Stockholder, (ii) its limited, special and general partners, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates and employees of and consultants to, such Stockholder or any of its Affiliates; and

        (c)   in the case of any Stockholder which is a corporation or a limited liability company, (i) such Stockholder, (ii) its stockholders or members as the case may be, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates of such Stockholder.

        "Insight Directors" shall have the meaning set forth in Section 2.1(b)(i).

        "Liquidation" shall have the meaning set forth in the Charter.

        "Majority Holders" shall mean the holders of a majority of the Equity Securities of the Corporation, including the holders of a majority of the Series C Investor Shares.

        "Management Stockholder"" means Scott Dorsey, Chris Baggott and Peter McCormick.

        "Montagu Newhall" means, collectively, Montagu Newhall Global Partners II, L.P.; Montagu Newhall Global Partners II-A, L.P.; Montagu Newhall Global Partners II-B, L.P.; Montagu Newhall Global Partners III, L.P.; Montagu Newhall Global Partners III-A, L.P.; and Montagu Newhall Global Partners III-B, L.P.

        "New Securities" means all Equity Securities other than Excluded Stock and the Series D Preferred Stock issued under that certain Securities Purchase Agreement, dated as of November 8, 2006, by and among the Company and the investors party thereto.

        "Non-Competitor" means a Person that is not in the business of providing or selling any services or products which are the same as, or substantially similar to, any services or products primarily provided or sold by the Company or otherwise engaged in a business that is primarily the same as, or substantially similar to, the business of the Company.

        "Offer" shall have the meaning set forth in Section 3.5(a).

        "Offered Shares" shall have the meaning set forth in Section 3.3(a)(i).

        "Person" shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

        "Preferred Stock" means the Series A Preferred Stock of the Corporation, par value $0.001 per share, the Series B Preferred Stock of the Corporation, par value $0.001 per share, the Series C Preferred Stock, and the Series D Preferred Stock.

        "Pro Rata Amount" means, with respect to any Stockholder, the quotient obtained by dividing (i) the number of shares of Common Stock held by such Stockholder by (ii) the aggregate number of shares of Common Stock held by all Stockholders or class of Stockholders (as applicable), assuming in each case the conversion or exchange of all securities by their terms convertible into or exchangeable for Common Stock and the exercise of all vested and "in the money" options to purchase or rights to subscribe for Common Stock (including warrants) or such convertible or exchangeable securities.

        "Purchase Notice" shall have the meaning set forth in Section 3.5(b).

        "QIPO" shall have the meaning set forth per the term "Series C QIPO" in the Chapter.

        "Registration Rights Agreement" shall have the meaning set forth in Section "Required Sale Notice" shall have the meaning set forth in Section 3.6.

        "Rights Holder" shall mean (i) each Series C Investor; (ii) each Series D Investor for so long as such Series D Investor holds at least twenty percent (20%) of the shares of Series D Preferred Stock purchased by such Series D Investor on the Series D Original Issue Date (as defined in the Charter); (iii) each Management Stockholder; and (iv) each Stockholder (other than the Series C Investors, Series D Investors and Management Stockholders) holding at least five percent (5%) of the Common Stock of the Corporation, on a fully-diluted basis (assuming exercise or conversion of all then outstanding convertible securities, options, and warrants that are then exercisable or convertible).

        "Sale of the Corporation" shall have the meaning set forth in the Charter.

        "Series A Preferred Stock" means the Series A Preferred Stock of the Corporation, par value $0.001 per share.

        "Series A/B Director" shall have the meaning set forth in Section 2.1(b)(ii).

        "Series B Preferred Stock" means the Series B Preferred Stock of the Corporation, par value $0.001 per share.

        "Series C Investors" means the Persons designated on Annex I hereto as "Series C Investors" and any Transferee of such Persons who or which agrees in writing to be treated as a Series C Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

        "Series C Investor Nominee" shall have the meaning set forth in Section 3.6(c).

        "Series C Investor Shares" means all Equity Securities of the Corporation held at any time during the teen of this Agreement by the Series C Investors,

        "Series C Preferred Stock" means the Series C Preferred Stock of the Corporation, par value $0.001 per share.

        "Series D Investors" means the Persons designated on Annex I hereto as "Series D Investors" and any Transferee of such Persons who or which agrees in writing to be treated as a Series D Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

        "Series D Preferred Stock" means the Series D Preferred Stock of the Corporation, par value $0.001 per share.

        "Shares" means all Equity Securities held at any time during the term of this Agreement by any Stockholder. Any reference to a number of "Shares" shall treat each share of Preferred Stock as the number of shares of Common Stock into which it is then convertible pursuant to the Charter and any warrants or convertible securities as the number of shares of Preferred Stock or Common Stock for which it is then exercisable or convertible.

        "Stockholders" means the stockholders identified on Annex I hereto, including without limitation the holders of Common Stock, holders of Series A Preferred Stock, holders of Series B Preferred Stock, Series C Investors, Series D Investors and Management Stockholders, and includes any transferee of any such Person who or which agrees in writing to be treated as a Stockholder hereunder pursuant to Section 3.1 and to be bound by the terms and comply with all applicable provisions hereof,

        "Subsidiary" means, with respect to any Person, any other Person the majority of whose Equity Securities or voting securities are directly or indirectly owned or controlled by such Person.

        "Tag-Along-Notice" shall have the meaning set forth in Section 3.4(c).

        "Termination Date" means the earlier to occur of: (i) the closing of a QIPO and (ii) the closing of a Liquidation.

        "Third Party" means, with respect to any Stockholder, any Person that is not (i) the Corporation or (ii) a member of the Group of such Stockholder.

        "Transfer" means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Shares, either voluntarily or involuntarily and with or without consideration excluding any (i) transfers to the Corporation by employees, consultants or other service providers of the Corporation upon a termination of employment or other consulting or similar engagement or (ii) transfers to the Corporation by any Stockholders.

        "Transferee" means any Person to whom a Stockholder shall Transfer Shares.

        "Transferor" means any Person who Transfers Shares.

ARTICLE II.

BOARD REPRESENTATION

        2.1    Board Representation.

        (a)   The Corporation and the Stockholders shall take such corporate actions as may be required to ensure that (i) the number of directors constituting the Board is at all times five (5), and (ii) the presence of three directors (including at least one director nominated under Section 2.1(b)(i) hereof) is required to constitute a quorum of the Board.

        (b)   Subject to Section 2.1(c) below:

            (i)  Insight Venture Partners IV, L.P. and Insight Venture Partners (Cayman) IV, L.P. shall each be entitled: (A) to nominate one individual to the Board to serve as directors (collectively, the "Insight Directors") until their respective successors are elected and qualified, (B) to nominate each successor to the Insight Directors and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B);

           (ii)  the holders of a majority of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as converted to Common Stock basis, shall be entitled: (A) to nominate one individual to the Board to serve as a director (the "Series A/B Director") until his or her successor is elected and qualified, (B) to nominate each successor to the Series A/B Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B);

          (iii)  the holder(s) of a majority of all shares of Common Stock shall be entitled: (A) to nominate two individual(s) to the Board to serve as directors (the "Common Stockholder Directors") until his or her successors are elected and qualified, (B) to nominate each successor to the Common Stockholder Directors, and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); and

          (iv)  one authorized representative of Montagu Newhall shall be entitled to attend each meeting of the Board of Directors as an observer and shall be given timely notice of the Board of Directors meeting in the same manner and at the same time that the directors of the Company are given notice of such meeting; providedthat the Board of Directors, acting in the best interest of the Company or upon the advice of corporate legal counsel, may, in its sole discretion, exclude any such observer from any meeting or portion thereof (including, without limitation, in order to protect confidential information not known by the observer or to protect the attorney-client privilege). Each such observer shall receive the same written information (including, without limitation reports, financial statements and notices, but excluding any written information that may breach or waive a privilege) as is provided to the directors in connection with such meeting; provided further that each such observer shall enter into a confidentiality and non disclosure agreement acceptable to the Company if not already subject to such agreement.

        (c)   Each nomination or any proposal to remove from the Board any director shall be made by delivering to the Corporation a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Stockholders.

        (d)   The Corporation shall execute and deliver a Director Indemnification Agreement, substantially in the form of that executed and delivered in favor of the initial Insight Directors, in favor of any other Persons who shall become directors after the date hereof.

        2.2    Voting Agreement.

        Each Stockholder shall vote all Shares held by such Stockholder for the election to the Board of all individuals nominated in accordance with Section 2.1 and for the removal from the Board of all directors proposed to be removed in accordance with Section 2.1 and shall take all actions required on its behalf to give effect to the agreements set forth in this Section 2.2. Each Stockholder shall use all reasonable efforts to cause each director originally nominated by such Stockholder to vote for the election to the Board of all individuals nominated in accordance with Section 2.1.

        2.3    Interim Director.

        The Corporation shall notify each Stockholder of the occurrence of any vacancy in any seat of the Board. If the Stockholders entitled to nominate a successor to fill such vacancy fail to do so within 15 days after delivery of such notice, such vacancy may be filled in accordance with the By-laws of the Corporation until a successor has been nominated and elected to the Board in accordance with Sections 2.1 and 2.2.

        2.4    Committees; Subsidiaries.

        (a)   Each Stockholder shall use all reasonable efforts to cause each director of the Corporation nominated by such Stockholder to take such corporate actions as may be reasonably required to ensure that (i) the Board has at all times a compensation committee and an audit committee and (ii) one director nominated under Section 2.1(b)(i) shall be appointed to each such committee. The Compensation Committee shall approve all increases in executive compensation, executive bonuses and all option grants (including the vesting schedules with respect to such option grants). The Audit Committee shall approve the engagement of the Corporation's auditors and approve the audit prior to its issuance each year.

        (b)   The Corporation and each Stockholder shall take, and each Stockholder shall use all reasonable efforts to cause each director of the Corporation nominated by such Stockholder to take, such corporate actions as may be reasonably required to ensure that the composition of the board of directors of all direct and indirect Subsidiaries of the Corporation is identical to the composition of the Board.

        2.5    Meetings; Expenses; Compensation.

        (a)   Corporation shall convene meetings of the Board at least once every three months. Upon any failure by the Corporation to convene any meeting required by this paragraph, a director nominated under Section 2.1(b)(i) shall be empowered to convene such meeting.

        (b)   The Corporation shall reimburse each director and observer who is not an employee of the Corporation for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with the attendance of meetings of the Board or any committee thereof or the performance of his or her duties.

        2.6    Protective Provisions.

        As long as at least twenty percent (20%) of the Series C Investor Shares outstanding as of the Original Series C Issue Date (as defined in the Charter) remain outstanding, the Corporation shall not take, nor shall it permit any of its Subsidiaries to take, after the Original Series C Issue Date, any of the following actions without the prior written approval of the holders of a majority of all outstanding Series C Investor Shares:

        (a)   (A) issue or authorize any options (other than options or other convertible securities (not to exceed 1,113,232 options or convertible securities) issued pursuant to any of the Corporation's stock incentive plans), or (B) issue or authorize any Equity Securities, warrants, or options (other than as set forth in (A) above) or other rights to purchase Equity Securities of the Corporation, or (C) issue any stock appreciation or similar rights, (D) create a bonus plan or program or issue any bonuses or agree to issue bonuses, the payment of which is contingent upon the occurrence of a Liquidation, change of control or similar event, or (E) redeem, repurchase or acquire any debt or Equity Securities (other than the Series C Investor Shares, repurchases upon termination of service or employment of consultants, directors, or employees pursuant to equity restriction agreements or the exercise by the Corporation of contractual rights of first refusal);

        (b)   take any action that could result in a Liquidation;

        (c)   effect any acquisition by the Corporation of any business (whether by purchase of stock or assets) for consideration in excess of $250,000, not included in the annual operating budget;

        (d)   incur or have outstanding any indebtedness for borrowed money in an amount greater than $250,000 in the aggregate;

        (e)   effect any changes in the Charter, By-laws, or other governing documents of the Corporation;

        (f)    effect the sale of a material part of the Corporation or effect any sales, leases, pledging or other dispositions of assets outside the ordinary course of business;

        (g)   make any material deviation from the annual operating budget and business plans approved by the Board, including at least one Insight Director;

        (h)   make investments in any other Person;

        (i)    alter the size of the Board;

        (j)    agree to or take any action which may alter, adversely affect or amend the preferences, privileges or rights of the Series C Investor Shares or create any class of securities that is senior to or pari passu with the Series C Investor Shares;

        (k)   declare or pay any dividends (other than with respect to the Series C Investor Shares);

        (l)    grant any exclusive rights to any intellectual property of the Corporation;

        (m)  grant any exclusive distribution rights;

        (n)   make any amendment to the provisions of this Section 2.6; or

        (o)   agree to take any of the foregoing actions.

ARTICLE III.

SHARES

        3.1    Future Stockholders.

        The Corporation shall require each Person that acquires Equity Securities entitling them either directly or indirectly to hold more than five percent (5%) of the Common Stock of the Corporation (on a fully-diluted basis) after the date hereof, as a condition to the effectiveness of such acquisition, to execute a counterpart to this Agreement, agreeing to be treated as (a) a "Series C.Investor", if such Person acquires such Equity Securities from a Series C Investor or, subject to Section 2.2(a) hereof, acquires shares of the Corporation's authorized but unissued shares of Series C Preferred Stock (or any series thereof) directly from the Corporation (and as a "Series C Investor", such Person shall also be a "Stockholder" hereunder); or (b) a "Series D Investor", if such Person acquires such Equity Securities from a Series D Investor or, subject to Section 2.2(a) hereof, acquires shares of the Corporation's authorized but unissued shares of Series D Preferred Stock (or any series thereof) directly from the Corporation (and as a "Series D Investor", such Person shall also be a "Stockholder" hereunder); or (c) a "Stockholder", if such Person acquires Equity Securities from a Stockholder or such Person acquires Equity Securities directly from the Corporation, and such Person is not addressed by clauses (a) or (b) above, whereupon such Person shall be bound by, and entitled to the benefits of and the provisions of this Agreement relating to Series C Investors, Series D Investors, or Stockholders, as the case may be. The Stockholders (other than Series C Investors) agree to take all actions to permit the Corporation to comply with all of its obligations under all agreements with the Series C Investors (including authorization of sufficient Equity Securities to permit conversion of Series C Investor Shares in accordance with the Charter or the exercise of any warrants or other convertible securities (including convertible notes)).

        3.2    Limitations on Transfers.

        (a)   No Transfer of any Shares by any Stockholder shall become effective unless and until the Transferee (unless already subject to this Agreement) executes and delivers to the Corporation a counterpart to this Agreement, agreeing to be treated in the same manner as the Transferring Stockholder. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the Transferred Shares in the same manner as the transferring Stockholder. Any Transfer of Shares by any Stockholder not in accordance with this paragraph shall be void. If not otherwise a party to the Amended and Restated Registration Rights Agreement, dated as of the date hereof among the Corporation and the other parties thereto (as amended, modified or supplemented from time to time, the "Registration Rights Agreement"), each Stockholder shall comply and be bound by Section 5 of the Registration Rights Agreement.

        (b)   No Stockholder shall be permitted to Transfer any Shares in connection with a Liquidation or participate in any transaction constituting a Liquidation unless all of the holders of Series C Investor Shares receive the appropriate amounts that they are entitled to receive pursuant to the Charter in connection with a Liquidation. In the event of a Liquidation, each Stockholder shall use his, her or its best efforts to ensure that the holders of the Series C Investor Shares receive (out of the proceeds of such Liquidation distributable to the Corporation's stockholders) the appropriate amount that they are entitled to receive pursuant to the Charter in connection with a Liquidation.

        (c)   Each Stockholder that is an entity that was formed for the sole purpose of directly or indirectly acquiring Shares or that has no substantial assets other than Shares or direct or indirect interests in Shares agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on transfer of shares as if such common stock or other equity interests were Shares and (ii) no shares of such common stock or other equity interests may be transferred to any person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Shares.

        3.3    Right of First Refusal.

        (a)   If any Stockholder (other than a holder of Series C Investor Shares that is proposing to Transfer Shares to a Non-Competitor) (the "First Offeror") proposes to Transfer any Shares to any Third Party, the First Offeror shall, before such Transfer:

            (i)  Deliver to the Corporation and the Rights Holders an offer (the "First Offer") to Transfer such Shares upon the terms set forth in this Section 3.3(a), including (A) the number of Shares to which the First Offer relates (the "Offered Shares") and the name of the First Offeror, (B) the name and address of the proposed offeree (the "First Offeree"), (C) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the First Offeror as may be reasonably necessary for the Corporation and the Rights Holders to properly analyze the economic value and investment risk of such noncash consideration) and the terms and conditions of payment offered.

           (ii)  The Rights Holders shall have the first right and option, for a period of ten (10) days after delivery of the First Offer by the First Offeror, to accept all or any portion of the Offered Shares at the purchase price and on the terms stated in the First Offer. Any Rights Holder may accept the First Offer and purchase its Pro Rata Amount (based on the number of Shares held by all Rights Holders (other than the First Offeror)) of all Offered Shares (with respect to each Rights Holder, its "Full Allotment") by delivering to the First Offeror a notice (the "Acceptance Notice") in writing within such ten day period. Each Rights Holder purchasing its Full Allotment may also accept the First Offer and purchase its Pro Rata Amount (based on the number of Shares held by all Rights Holders purchasing their Full Allotments) of any Shares not so purchased. If the Rights Holders do not elect to purchase all of the Offered Shares, the Corporation shall then have the right or option, for a period of ten (10) days after the expiration of the 10-day period above to accept in writing all or any of the Offered Shares not accepted by the Rights Holders (with respect to the Corporation, its "Full Allotment") at the purchase price and on the terms stated in the First Offer.

          (iii)  The First Offeror may Transfer any or all of the Offered Shares not purchased by the Rights Holders or the Corporation, on terms and conditions no more favorable to the First Offeree than are described in the First Offer, within 60 days after expiration of the Acceptance Period. If such Transfer is not made within such 60-day period, the restrictions provided for in this Section 3.3 shall again become effective.

        (b)   For purposes of this Section 3.3, each Rights Holder may aggregate his, her or its Pro Rata Amount among other Rights Holders in his, her or its Group to the extent that such other Rights Holders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

        3.4    Co-Sale Rights.

        (a)   If any Stockholder (the "Co-Sale Offeree") other than a Management Stockholder receives an offer to Transfer any Shares to any Third Party (the "Co-Sale Offeror"), the Co-Sale Offeree shall, at least 30 days before such Transfer:

            (i)  Deliver a notice (the "Co-Sale Notice") to the Rights Holders other than the Management Stockholders that sets forth substantially the same information as the First Offer in Section 3.3(a)(i) hereof; provided, however, that such Co-Sale Notice shall indicate that the Co-Sale Offeror has been informed of the co-sale rights provided for in this Section 3.4and has agreed to purchase Shares in accordance with the terms hereof.

           (ii)  The Co-Sale Offeree shall not Transfer any Shares to the Co-Sale Offeror unless the Rights Holders are permitted to Transfer their respective Pro Rata Amount (based upon the aggregate number of Shares of the Corporation outstanding at such time and held by all Rights Holders (other than the Co-Sale Offeror)) of the aggregate number of Shares to which the -Co-Sale Offer relates.

        (b)   The Co-Sale Offeree shall, in addition to complying with the provisions of this Section 3.4, comply with the other provisions of this Article III (it being understood that the notice contemplated by Section 3.3(a)(i) and the Co-Sale Notice contemplated by this Section 3.4 may be included in a single notice).

        (c)   Within 30 days after delivery of the Co-Sale Notice, each Rights Holder may elect to participate in the proposed Transfer by delivering to such Co-Sale Offeree a notice (the "Tag-Along Notice") specifying the number of Shares (up to his, her or its Pro Rata Amount (based upon the aggregate number of Shares of the Corporation outstanding at such time) with respect to which such Rights Holder shall exercise his, her or its rights under this Section 3.4. For purposes of this Section 3.4, each Rights Holder may aggregate his, her or its Pro Rata Amount among other Rights Holders in his, her or its Group to the extent that such other Rights Holders in his, hers or its Group do not elect to sell their respective Pro Rata Amounts.

        (d)   Any Shares requested to be included in any Co-Sale Notice shall be Transferred on at least the same terms and conditions as are set forth in the Co-Sale Notice.

        (e)   The Co-Sale rights contained in this Section 3.4 shall not apply to Transfers made to members of the Transferor's Group, provided that the Transferee agrees to be bound by the restrictions of this Agreement.

        3.5    Preemptive Rights.

        (a)   If the Corporation proposes to offer New Securities to any Person, the Corporation shall, before such offer, deliver to the Rights Holders an offer (the "Offer") to issue to the Rights Holders, such New Securities upon the terms set forth in this Section 3.5. The Offer shall state that the Corporation proposes to issue New Securities and specify their number and terms (including purchase price). The Offer shall remain open and irrevocable for a period of 30 days (the "First Offer Period") from the date of its delivery.

        (b)   Each Rights Holder may accept the Offer by delivering to the Corporation a notice (the "Purchase Notice") within the First Offer Period. The Purchase Notice shall state the number (the "First Offer Number") of New Securities such Rights Holder desires to purchase. If the sum of all First Offer Numbers exceeds the number of New Securities, the New Securities shall be allocated among the Rights Holders that delivered a Purchase Notice in accordance with their respective Pro Rata Amount (based on the aggregate number of Shares of the Corporation outstanding at the time of the Offer and held by all Rights Holders).

        (c)   The issuance of New Securities to the Rights Holders who delivered a Purchase Notice shall be made on a business day, as designated by the Corporation, not less than 10 and not more than 30 days after expiration of the First Offer Period on those terms and conditions of the Offer not inconsistent with this Section 3.5.

        (d)   If the number of New Securities exceeds the sum of all First Offer Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions of the Offer to any Person within 90 days after expiration of the First Offer Period. If such issuance is not made within such 90-day period, the restrictions provided for in this Section 3.5 shall again become effective.

        (e)   For purposes of this Section 3.5, each Rights Holder may aggregate his, her or its Pro Rata Amount among other Rights Holders in his, her or its Group to the extent that other Rights Holders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

        3.6    Approved Sale; Sale of the Corporation.

        (a)   At any time that the Majority Holders propose a Sale of the Corporation, such Majority Holders shall be entitled to deliver notice to the Corporation that such Majority Holders desire the Corporation and/or the Stockholders to enter into agreements with one or more Persons that would result in a Sale of the Corporation (an "Approved Sale"), whereupon all Stockholders and the Corporation shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger or consolidation of the Corporation, each Stockholder shall, and hereby agrees to, waive any dissenter's rights, appraisal rights or similar rights in connection with such merger or consolidation and instruct the Board to vote in favor of such Approved Sale, or (B) a sale of shares of capital stock, each Stockholder shall, and hereby agrees to, agree to sell their Shares on the terms and conditions approved by such Majority Holders. All Stockholders and the Corporation shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below. The Stockholders shall not be required to comply with, and shall have no rights under, Section 3.1 through 3.5 in connection with any Approved Sale.

        (b)   The Corporation shall provide the Stockholders with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof. Upon the Consummation of the Approved Sale, each Stockholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Stockholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) has been distributed by the Corporation in a Liquidation; and

            (i)  if any Stockholders of a class of Shares are given an option as to the form and amount of consideration to be received with respect to Shares in a class, all holders of Shares of such class will be given the same option;

           (ii)  no Stockholder shall be obligated to pay more than his or its pro rata amount of reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Corporation or the acquiring party (expenses incurred by or on behalf of a Stockholder for its or his sole benefit not being considered expenses incurred for the benefit of all Stockholders); and

          (iii)  in the event that the Stockholders are required to provide any representations, warranties or indemnities in connection with an Approved Sale (other than representations, warranties and indemnities on a several basis concerning each Stockholder's valid ownership of his or its Shares, free of all liens and encumbrances, enforceability and each Stockholder's authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law or any other agreement), then each Stockholder shall not be liable for more than his or its pro rata amount (based on the proportion of the aggregate transaction consideration received) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Stockholder (net of broker fees) from such purchaser for his or its Shares (including the exercise price thereof), and, to the extent that an indemnification escrow has been established, such liability shall be satisfied solely out of any funds escrowed for such purpose prior to recourse against such Stockholder.

        (c)   Each Stockholder and the Corporation hereby grants an irrevocable proxy and power of attorney to any nominee of the majority of all the outstanding Series C Investor Shares (which nominee may be a Series C Investor) (the "Series C Investor Nominee") to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale. The Stockholders hereby indemnify, defend and hold the Series C Investor Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

ARTICLE IV.

MISCELLANEOUS

        4.1    Termination.

        This Agreement shall automatically terminate and be of no further force or effect as of the Termination Date.

        4.2    Legend on Stock Certificates.

        Each certificate representing shares of capital stock that are subject to this Agreement shall bear a legend substantially in the following form:

"THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT DATED NOVEMBER 8, 2006 AMONG EXACTTARGET, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK, AS AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF EXACTTARGET, INC."

        4.3    Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

        Other than with respect to matters relating to the internal governance of the Corporation, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied. All matters which are the subject of this Agreement relating to matters of internal governance of the Corporation shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

        ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        4.4    Severability.

        It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        4.5    Assignments; Successors and Assigns.

        Except in connection with any Transfer of Shares in accordance with this Agreement, the rights of each party under this Agreement may not be assigned. This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, legal representatives and heirs.

        4.6    Amendments; Waivers.

        This Agreement may only be modified or amended by an instrument in writing signed by (i) the Corporation, (ii) the holders of at least a majority of the outstanding Series C Investor Shares and (iii) the holders of at least a majority of the Shares held by Stockholders other than the Series C Investors (voting together as a single class). Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver. The holders of a majority of all then outstanding Series C Investor Shares may grant a waiver or effect any modification or amendment on behalf of all holders of Series C Investor Shares and the holders of a majority of all then outstanding Shares (other than the Series C Investor Shares) may grant a waiver or effect any modification or amendment on behalf of all Stockholders (other than the Series C Investors). Any amendment and restatement of this Agreement made in accordance with this Section 4.6 shall be deemed adopted by, binding upon, and enforceable against each and every Stockholder, regardless of whether the Corporation obtains each such Stockholder's signature to an amended and restated agreement.

        4.7    Notices.

        All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally- recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

            (i)  if to the Corporation, to:

      ExactTarget, Inc.
      20 N. Meridian Street, Suite 200
      Indianapolis, IN 46204
      Telephone: (317) 275-5440
      Facsimile: (317) 275-5440
      Attention: Scott Dorsey

    with a copy to:

      Ice Miller
      One American Square
      P.O. Box 82001
      Indianapolis, IN 46282
      Telephone: (317) 236-2394
      Attention: Steven K. Humke

           (ii)  if to the Stockholders, to their respective addresses set forth on Annex Ihereto:

    with a copy, in the case of the Series C Investors, to:

      O'MELVENY & MYERS LLP
      Times Square Tower

      7 Times Square
      New York, New York 10036
      Telephone: 212-326-2000
      Facsimile: 212-326-2061
      Attn: Ilan S. Nissan, Esq.

    and, with a copy, in the case of the Series D Investors, to:

      DLA Piper US LLP
      6225 Smith Avenue
      Baltimore MD 21209-3600
      Telephone: (410) 580-4264
      Attention: Wil Sirota

        All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

        4.8    Headings.

        The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

        4.9    Nouns and Pronouns.

        Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

        4.10    Entire Agreement.

        This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

        4.11    Counterparts.

        This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        4.12    Voting on "As Converted" Basis.

        Any provision hereof that entitles any holders of shares of Preferred Stock to consent or vote upon any matter, or take any action, based upon an "as converted" or similar basis shall be determined without giving effect to any conversion in respect of accrued and unpaid dividends thereon.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the undersigned parties have executed this Amended and Restated Stockholders' Agreement to be effective as of the date first written above.

"COMPANY"
EXACTTARGET, INC.
By:	/s/ Scott Dorsey
Name:	Scott Dorsey
Title:	CEO

Counterpart Signature Page to Amended and Restated Stockholders' Agreement

"SERIES D INVESTORS"
MONTAGU NEWHALL GLOBAL PARTNERS II, L.P.
By:	Montagu Newhall Global Partners II, L.P., its General Partner
By:	/s/ Jim Lim
	Name:	Jim Lim
	Title:	Managing Member
MONTAGU NEWHALL GLOBAL PARTNERS II-A, L.P.
By:	Montagu Newhall Global Partners II, L.P., its General Partner
By:	/s/ Jim Lim
	Name:	Jim Lim
	Title:	Managing Member
MONTAGU NEWHALL GLOBAL PARTNERS II-B, L.P.
By:	Montagu Newhall Global Partners II, L.P., its General Partner
By:	/s/ Jim Lim
	Name:	Jim Lim
	Title:	Managing Member

Counterpart Signature Page to Amended and Restated Stockholders' Agreement

MONTAGU NEWHALL GLOBAL PARTNERS III, L.P.
By:	Montagu Newhall Global Partners II, L.P., its General Partner
	By:	Montagu Newhall Global Partners, III, L.L.C., its General partner
By:	/s/ Jim Lim
	Name:	Jim Lim
	Title:	Managing Member
MONTAGU NEWHALL GLOBAL PARTNERS III-A, L.P.
By:	Montagu Newhall Global Partners II, L.P., its General Partner
	By:	Montagu Newhall Global Partners, III, L.L.C., its General partner
By:	/s/ Jim Lim
	Name:	Jim Lim
	Title:	Managing Member
MONTAGU NEWHALL GLOBAL PARTNERS III-B, L.P.
By:	Montagu Newhall Global Partners II, L.P., its General Partner
	By:	Montagu Newhall Global Partners, III, L.L.C., its General partner
By:	/s/ Jim Lim
	Name:	Jim Lim
	Title:	Managing Member

Counterpart Signature Page to Amended and Restated Stockholders' Agreement

"SERIES C INVESTORS":
INSIGHT VENTURE PARTNERS IV, L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner
By:	/s/ Jeff Horing
	Name:	Jeff Horing
Title:
INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner
By:	/s/ Jeff Horing
	Name:	Jeff Horing
Title:
INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner
By:	/s/ Jeff Horing
	Name:	Jeff Horing
Title:
INSIGHT VENTURE PARTNERS IV (FUND B), L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner
By:	/s/ Jeff Horing
	Name:	Jeff Horing
Title:

Counterpart Signature Page to Amended and Restated Stockholders' Agreement

MEMPHIS BAY POINT PARTNERS
By:	/s/ E. Lee Giovanetti
	Name:	E. Lee Giovanetti
	Title:	Managing Partner
REBECCA W. WILSON
/s/ Rebecca W. Wilson Rebecca W. Wilson
D. CANALE & COMPANY
By:	/s/ Michael A. Robinson
	Name:	Michael A. Robinson
	Title:	President

Counterpart Signature Page to Amended and Restated Stockholders' Agreement

Annex I

STOCKHOLDERS

"SERIES C INVESTORS";

INSIGHT VENTURE PARTNERS IV, L.P.
680 Fifth Avenue
New York, New York 10019
Telephone: 212-230-9200
Facsimile: 212-230-9272
Attn: Scott Maxwell

INSIGHT VENTURE PARTNERS
(CAYMAN) IV, L.P.
680 Fifth Avenue
New York, New York 10019
Telephone: 212-230-9200
Facsimile: 212-230-9272
Attn: Scott Maxwell

INSIGHT VENTURE PARTNERS IV
(CO-INVESTORS), L.P.
680 Fifth Avenue
New York, New York 10019
Telephone: 212-230-9200
Facsimile: 212-230-9272
Attn: Scott Maxwell

INSIGHT VENTURE PARTNERS IV
(FUND B), L.P.
680 Fifth Avenue
New York, New York 10019
Telephone: 212-230-9200
Facsimile: 212-230-9272
Attn: Scott Maxwell

"SERIES D INVESTORS":

Montagu Newhall Global Partners II, L.P.
100 Painters Mill Road, Suite 700
Owings Mills, MD 21117
Attn: Matt Buckley

Montagu Newhall Global Partners II-A,L.P.
100 Painters Mill Road, Suite 700
Owings Mills, MD 21117
Attn: Matt Buckley

Montagu Newhall Global Partners II-B, L.P.
100 Painters Mill Road, Suite 700
Owings Mills, MD 21117
Attn: Matt Buckley

Montagu Newhall Global Partners III, L.P.
100 Painters Mill Road, Suite 700
Owings Mills, MD 21117
Attn: Matt Buckley

Montagu Newhall Global Partners 111-A, L.P.
100 Painters Mill Road, Suite 700
Owings Mills, MD 21117
Attn: Matt Buckley

Montagu Newhall Global Partners III-B, L.P.
100 Painters Mill Road, Suite 700
Owings Mills, MD 21117
Attn: Matt Buckley

Memphis Bay Point Partners
6075 Poplar Avenue, Suite 700
Memphis, TN 38119
Attn: Lee Giovannetti

Rebecca W. Wilson
4863 River Garden Cove
Memphis, TN 38119

D. Canale & Company
c/o Mr. Mike Robinson
39 South Main Street, Suite 2099
Memphis, TN 38102

OTHER STOCKHOLDERS:

Scott Dorsey
6405 Landborough N. Dr.
Indianapolis, TN 46220

Christopher Baggott
2720 E. Fairway Village Drive
Greenfield, IN 46140

Peter McCormick
426 Park Avenue
Mahtomedi, MN 55155

Robert A. Compton
2847 Keasler Circle West
Germantown, TN 38139

William K. Boncosky
5245 N. New Jersey Street
Indianapolis, IN 46220

William A, Boncosky
3585 Bay Road North Drive
Indianapolis, IN 46240

Thomas Burns
2654 Fairway Village Dr.
Greenfield, IN 46140

Kurt M. Vetters
903 Fairway Village Blvd.
Greenfield, IN 46140

Nicholas L. Tuttle c/o Techniks, Inc.
9930 56th Street
Indianapolis, IN 46236

John Michael Irons
2802 W. 96th Street
Indianapolis, IN 46268

Dr. James T. Anderson
1302 Bittersweet Drive
Greenfield, IN 46140

Brian F. Cooke
8888 Keystone Crossing Suite 200
Indianapolis, IN 46240

Skip O'Neill
1650 N.W. 9151 Place
Portland, OR 97229

Eric Mahlum
17794 NW Solano Ct.
Portland, OR 97229

Donald A. Dorsey
42029 N. Astoria Way
Anthem, AZ 85086

Robert J. Thomas
5495 Ridgewood Cove
Minnetrista, MN 55364

Mark Dinwiddie
1002 E. 81st Street
Indianapolis, IN 46240

Douglas W. Cline
306 Abbedale Ct.
Carmel, IN 46032

Benjamin W. Timby
c/o WebExcellence
7042 Thousand Oaks Lane
Indianapolis, IN 46214

John H. Hurley
c/o WebExcellence
13833 Mill Stream Ct.
Carmel, IN 46032

Todd Dorsey
4212 Honeysuckle Lane
Zionsville, IN 46077

Sean G. Ryan
1392 Madison Court
Mt. Pleasant, SC 29466

Jim Cloutier
13629 46'h St. NE
St. Michael, MN 55376

David A. Boncosky
8001 N. Illinois
Indianapolis, IN 46260

Mark Goble
c/o Goble and Associates
One East Wacker Drive
Chicago, IL 60601

Scott S. McCorkle
10078 Bent Tree Lane
Fishers, IN 46038

Darrell Wayne Poole
6862 Clubside Drive
Loveland, OH 45140